Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective August 1, 2013, between CALGON CARBON CORPORATION (the “Company”), a Delaware corporation, and James A. Coccagno (“Employee”), presently residing in or near Pittsburgh, Pennsylvania.

WITNESSETH:

WHEREAS, Employee is presently employed as Vice President Global Procurement and Strategic Initiatives of the Company, in which capacity he has contributed materially to the Company’s success;

WHEREAS, the Company wishes to ensure the continued availability of Employee’s services and of reasonable protection against Employee’s competing against the Company, and Employee is willing to give such assurance in return for certain protections as set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have the continued dedication of Employee, notwithstanding any possibility, threat or occurrence of a Change of Control (as defined herein), and the Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Employee’s full attention and dedication to the current Company in the event of any threatened or pending Change of Control, and to provide Employee with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of Employee will be satisfied and that are competitive with those of other corporations;

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the following terms and conditions:

1.   Duties and Responsibilities.

Employee shall render such services and perform such duties commensurate with his or her position as may be reasonably assigned to him or her from time to time by the Company.  Excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

2.   Compensation.

Employee’s base salary shall be $______ per year, which shall be reviewed from time to time and may be increased by the Company in the best interests of the Company and in accordance with Employee’s current responsibilities, paid in accordance with the Company’s regular payroll practices and on regularly scheduled payroll dates.  In addition, Employee shall be entitled to participate in all welfare, cash incentive, equity incentive, savings and retirement and other employee benefit plans, practices, policies, and programs applicable generally to other peer executives of the Company.

3.   Term; Termination of Employment.

(a)   Subject to the terms and provisions of this Agreement, Employee’s employment hereunder shall commence as of August 1, 2013 and shall continue until December 31, 2015 (the “Expiration Date”).

(b)   The employment of Employee hereunder may be terminated by the Company with or without Cause (as defined below) or by Employee with or without Good Reason (as defined below).  Employee’s employment shall terminate automatically if Employee dies.  If the Company determines in good faith that the Disability (as defined below) of Employee has occurred, it may give to Employee written notice of its intention to terminate Employee’s employment.  In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties.

(c)   “Cause” shall mean Employee’s (i) willful misconduct in the performance of his or her duties (other than for Disability); (ii) dishonesty or breach of trust by Employee which is demonstrably injurious to the Company or its subsidiaries; (iii) conviction for or plea of nolo contendere to a felony; (iv) material breach of this Agreement; (v) insubordination or failure to follow directives issued by a superior at the Company or by the Board of Directors; (vi) actions which cause a breach or violation of securities laws (including the Sarbanes-Oxley Act or any rules or regulations related thereto); or (vii) material violations of a Company policy.  “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any one or more of the following:  (v) a material diminution of Employee’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company (any such diminution occurring as a result of the Company’s ceasing to be a publicly traded entity shall be deemed material for purposes of the foregoing); (w) the Company’s requiring Employee to be based at a location in excess of thirty-five miles from the location of Employee’s principal job location or office immediately prior to such change; (x) a reduction in Employee’s base salary or any material reduction by the Company of Employee’s other compensation or benefits; (y) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 13 herein; (z) any purported termination by the Company of Employee’s employment that is not effected pursuant to a notice of termination in writing which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and for purposes of this Agreement, no such purported termination shall be effective and (vi) a material breach of this Agreement by the Company.  Any good faith determination of Good Reason made by Employee after a Change of Control shall be conclusive.  “Disability” means a person is “Disabled” within the meaning of section 409A(a)(2)(C) of the Internal Revenue Code of 1986 (the “Code”), or successor provision.

4.   Compensation Upon Termination of Employment.

(a)   Termination by the Company for Cause or Resignation by Employee Without Good Reason.  If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, the Company shall provide the following (referred to in this Agreement as the “Accrued Obligations”) to the Employee (i) Employee’s base salary, vacation and other cash entitlements accrued through the date of termination shall be paid to Employee in a lump sum of cash on the first regularly scheduled payroll date that is at least ten (10) days from the date of termination to the extent theretofore unpaid, (ii) the amount of any compensation previously deferred by Employee shall be paid to Employee in accordance with the terms of the applicable deferred compensation plan to the extent theretofore unpaid and (iii) amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement, and the Company shall have no other severance obligations with respect to Employee under this Agreement.

(b)   Termination by the Company Without Cause or Resignation by Employee With Good Reason.  If Employee’s employment is terminated without Cause or if Employee resigns with Good Reason, the Company shall provide the following to Employee (i) the Accrued Obligations, payable as provided in Section 4(a) hereof and (ii)(A) a period of eighteen (18) months (“Severance Period”) base salary based upon the salary Employee earned at the time of his or her termination, and (B) 1.5 times the Bonus Amount (as hereinafter defined), all of which is payable in a lump sum on the date which is the first day following the six (6) month anniversary of the date of termination.  For the avoidance of doubt, a termination of employment in connection with the sale of the business unit in which Employee operates, which is not considered a Change of Control, is not a termination without Cause and instead shall be treated with the same effect as a termination under Section 4(a) hereof. As used herein “Bonus Amount” shall mean the current “target” amount of any cash bonus or short term cash incentive plan in effect for Employee for the calendar year in which the termination of employment occurs.  Any of Employee’s applicable health and welfare benefits, including health and dental and life insurance benefits (but not including additional stock or option grants) that Employee was receiving prior to termination shall be continued and maintained by the Company at the Company’s expense on a monthly basis for a period equal to the Severance Period or until such time as Employee is employed by another employer and is provided health and welfare benefits at least equal in the aggregate to the health and welfare benefits provided at the time of termination by the Company; provided, however, to the extent any such benefits cannot be provided to the Employee on a non-taxable basis and the provision thereof would cause any part of the benefits to be subject to additional taxes and interest under Section 409A of the Code, then the Company’s provision of such benefits shall be deferred to the earliest date upon which such benefits can be provided without being subject to such additional taxes and interest.  For the avoidance of doubt, the amounts paid under this Section 4(b) are in lieu of payment to Employee under any other severance agreement, plan, policy, practice or program of the Company.

(c)   Death or Disability.  If Employee’s employment is terminated by reason of Employee’s death or Disability, the Company shall provide the Accrued Obligations to Employee, or in the event of Employee’s death, to his estate or beneficiaries.

5.   Change of Control Severance Payments.

(a)   For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon first to occur of:

(i)   The acquisition by any individual, entity or group (a “Person”) (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 5(a), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company;

(ii)   Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, provided, that for this purpose, the Incumbent Board shall not include any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (any individual not included in the Incumbent Board by reason of this proviso shall be excluded permanently for purposes of determining whether the Incumbent Board has at any time ceased for any reason to constitute at least two-thirds (2/3) of the Board);

(iii)   Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)   Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)   In the event of a Covered Change of Control Termination (as defined below), then in lieu of, and not in addition to, the severance benefits payable under Article 4 above, Employee shall receive the following:  (i) Employee shall be paid in a lump sum on the date which is the first day following the six (6) month anniversary of the date of the Covered Change of Control Termination, an amount equal to the sum of: (A) two years of Employee’s then current base salary, (B) two times the Bonus Amount (as defined in Section 4(b) above), and (C) the aggregate amount of contributions that would be credited to Employee under the Company’s 401(k) plan for the two years following the effective date of termination in connection with (I) the Company’s fixed contribution to the plan (currently 3%), (II) the Company’s performance-based contribution to the plan (currently between 0% and 4%), assuming that the applicable rate of performance-based contributions during such period were to equal the average rate of performance-based contributions under the plan for the three years immediately prior to the effective date of termination and (III) the Company’s matching contributions of employee contributions to the plan at the then current rate of matching contributions, assuming that Employee were to continue to participate in the plan and to make the maximum permissible contribution thereunder for such two-year period; (ii) the Employee shall be provided his or her normal health and welfare benefits (but not including additional stock or option grants) on a monthly basis during the two year period following the occurrence of a Change of Control, including health and dental and life insurance benefits Employee was receiving prior to the Change of Control; provided, however, to the extent any such benefits cannot be provided to the Employee on a non-taxable basis and the provision thereof would cause any part of the benefits to be subject to additional taxes and interest under Section 409A of the Code, then the Company’s provision of such benefits shall be deferred to the earliest date upon which such benefits can be provided without being subject to such additional taxes and interest and (iii) Employee shall be entitled to exercise all stock options and stock appreciation rights previously granted to Employee by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards (assuming “maximum” satisfaction of any applicable performance conditions) previously granted to Employee by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements; provided, however, that the payment of restricted units shall not be accelerated except as provided in the award agreement with respect thereto.  For the avoidance of doubt, the amounts paid under this Section 5(b) are in lieu of payment to Employee under any other severance agreement, plan, policy, practice or program of the Company.

(c)   “Covered Change of Control Termination” shall mean (i) the termination of Employee’s employment by the Company other than for Cause during the three-year period after a Change of Control, (ii) the termination of Employee’s employment by the Company following notification by the Company to the Employee of the non-renewal of the term of the Agreement under Section 3(a), in connection with the next succeeding Expiration Date after the Change of Control or (iii) the termination of Employee’s employment by Employee with Good Reason during the three-year period after a Change of Control.

6.   Limit on Payments by the Company.

(a)   Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee in connection with a Change of Control or a Covered Change of Control Termination (as defined in Section 5(c)) (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with the Company or such Person such as to require attribution of stock ownership between the parties under Section 318(a) of the Code) (all such payments and benefits, including the severance payments described in Section 5(b) (the “Severance Payments”), being hereinafter called “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Employee may elect, to the extent consistent with Section 409A, to forego receipt of nontaxable and/or non-deferred amounts or benefits, following which the cash Severance Payments shall then be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments).  If the immediately preceding sentence requires the reduction of the noncash Severance Payments not otherwise foregone, the order in which they shall be reduced is the following:  (i) a reduction in the twenty-four (24) months of life insurance benefits being provided and then (ii) a reduction in the twenty-four (24) months of medical and dental insurance benefits being provided.

(b)   For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) are reasonably acceptable to the Employee and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change of Control, the Company’s registered public accounting firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)   At the time that payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

7.   Confidential Information, etc.

(a)   Employee recognizes and acknowledges that: (i) in the course of Employee’s employment by the Company it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Company, the Company’s sources of supply, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to herein as the “Confidential Information”); (ii) the Confidential Information is the property of the Company; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iv) it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee’s own advantage or the advantage of others.

(b)   Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained (i) from soliciting or inducing any Employee of the Company or of any subsidiary of the Company (as used in Articles 7, 8 and 9, collectively, the “Company”) to leave the employ of the Company, (ii) from hiring or attempting to hire any Employee of the Company, (iii) from soliciting the trade of or trading with the customers and suppliers of the Company for any business purpose, and (iv) from competing against the Company for a reasonable period.

8.   Confidentiality, Non-compete and Related Covenants.

(a)   Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he or she shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company at any time, either during his or her employment by the Company or subsequent to the termination of his employment by the Company for any reason, including without limitation termination by the Company in a Termination for Cause or otherwise, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to the Company.

(b)   Upon the termination of Employee’s employment by the Company or by Employee for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, Employee shall promptly deliver to the Company all originals and copies of correspondence, drawings, blueprints, financial and business records, marketing and publicity materials, manuals, letters, notes, notebooks, laptops, reports, flow-charts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, shall promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

(c)   Employee agrees that during his employment by the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company for any business purpose other than for the benefit of the Company.  Upon termination of Employee’s employment by the Company or by Employee for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, Employee further agrees that during the Severance Period or for a period of two years after such termination of employment hereunder, whichever is longer, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company, or solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any employee of the Company.

(d)   During the period of Employee’s employment hereunder and upon termination of Employee’s employment by the Company or by Employee for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, Employee agrees that during the Severance Period or for a period of two years after such termination of employment hereunder, whichever is longer, Employee shall not, in any Competitive Territory, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.  For purposes of this Agreement, (i) the term “Competing Business” shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or similar to the products and services sold by the Company at any time and from time to time during the last two years prior to the termination of Employee’s employment hereunder, and (ii) the term “Competitive Territory” shall mean the United States of America, Great Britain, Belgium, Germany, Japan, China and any other nation in which, to the knowledge of Employee, the Company has made or considered making such sales, either itself or through a subsidiary, affiliate or joint venture partner, during the last two years prior to the termination of Employee’s employment hereunder.

(e)   Prior to accepting employment during the non-compete period referred to herein, Employee shall notify the Company in order to determine if the position Employee is seeking violates this Agreement.

9.   Injunctive and other relief.

(a)   Employee represents that his or her experience and capabilities are such that the Articles 7 and 8 will not prevent him or her from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to use his or her ability and knowledge in competition with the Company or to otherwise breach the obligations contained in said paragraphs.

(b)   In the event of a breach by Employee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.  Employee acknowledges, however, that the remedies at law for any breach by him or her of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him or her in the event of any breach whether or not the Company may also be entitled to recover damages hereunder.

(c)   It is the intention of the parties that the provisions of paragraphs 7 and 8 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof.  If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

10.   Arbitration.

Any dispute arising out of or relating to this Agreement or the breach, termination or validate hereof, other than actions for specific performance or an injunction under Article 9, shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three independent and impartial arbitrators.  Each party shall appoint one of such arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Pittsburgh, Pennsylvania.  The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

11.   Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

12.   Amendments, waivers, etc.

No amendment of any provision of this Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of the Company and Employee.  No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject matter of such amendment, postponement or waiver.  No failure or delay on the part of the Company or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.   Assignment.

The rights and duties of the Company under this Agreement may be transferred to, and shall be binding upon, any person or company which acquires or is a successor to the Company, its business or a significant portion of the assets of the Company by merger, purchase or otherwise, and the Company shall require any such acquirer or successor by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such acquisition or succession had taken place.  Regardless of whether such agreement is executed, this Agreement shall be binding upon any acquirer or successor in accordance with the operation of law and such acquirer or successor shall be deemed the “Company”, as the case may be, for purposes of this Agreement.  Except as otherwise provided in this Article 13, neither the Company nor Employee may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.

14.   Interpretation, etc.

The Company and Employee have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring the Company or Employee because of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.  The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which either party would otherwise have.  The Article headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.  For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

15.   Integration; counterparts.

This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

16.   Litigation Costs.

In the event that it shall be necessary or desirable for Employee to retain legal counsel in connection with any litigation related to this Agreement, and provided that (x) there is no determination by a court of competent jurisdiction or arbitrators that Employee’s positions in such litigation were taken in bad faith or (y) the employment of Employee was not terminated for Cause under subsections (i), (ii), (iii) or (vi) of Section 3(c), the Company shall pay (or Employee shall be entitled to recover from the Company, as the case may be) Employee’s reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation.  Such legal fees shall be reimbursed or paid on a monthly basis, payable on the first of each month, for such legal fees and expenses billed to the Employee for services actually rendered in the prior month and submitted for reimbursement by the end of such month; provided, however, that (i) all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Employee’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of reimbursable expenses incurred in one taxable year of the Employee shall not affect the amount of reimbursable expenses in a different taxable year and (iii) such reimbursement shall not be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing, no such payments may be made to the Employee until the first day following the six (6) month anniversary of the Employee’s termination.

17.   Indemnification and Insurance.

The Company shall defend and hold Employee harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Employee of services for, or action of Employee as a director, officer or employee of the Company, or of any other person or enterprise at the request of the Company.  Expenses incurred by Employee in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that Employee is entitled to be indemnified hereunder.  The foregoing shall be in addition to any indemnification rights Employee may have by law, contract, charter, by-law or otherwise.  Employee shall be covered under any director and officer liability insurance purchased or maintained by the Company on a basis no less favorable than the Company makes available to peer executives.  After the occurrence of a Change of Control, the Company shall maintain in effect and shall provide to Employee director and officer liability insurance coverage that is no less favorable to Employee than that coverage in effect immediately prior to such Change of Control.  This section is intended to provide for the indemnification of, and/or purchase of insurance policies providing for payments of, expenses and damages incurred with respect to bona fide claims against the Employee, as a service provider, or the Company, as the service recipient, in accordance with Treas. Reg. Section 1.409A-1(b)(10), pursuant to which this section shall not provide for the deferral of compensation.  This section shall be construed consistently, and limited in accordance with, the provisions of such regulation.

WITNESS the due execution hereof as of the date first above written.

Attest:		CALGON CARBON CORPORATION

/s/ Richard D. Rose	By:	/s/ Randall S. Dearth
Randall S. Dearth, President and CEO

Witness:

/s/ Jessica E. Underwood	By:	/s/ James A. Coccagno
James A. Coccagno